Exhibit 10.43
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), entered into effective as of December 8, 2021 (the “Effective Date”), is made by and among (i) Ensco Corporate Resources LLC (the “Employer”), (ii) Valaris Limited, a Bermuda exempted company (“Valaris”, and together with its subsidiaries, the “Company”) and (iii) Anton Dibowitz (“Executive”) (collectively referred to herein as the “Parties”).
1.Employment.
(a)Term. Executive’s term of employment under this Agreement (“Term”) shall be for the period beginning the Effective Date and ending on the date this Agreement is terminated as provided in Section 3.
(b)Position and Duties. During the Term, the Employer shall employ Executive. Executive shall serve as President and Chief Executive Officer of Valaris and, subject to any required election by Valaris’ stockholders, as a member of the Board of Directors of Valaris (the “Board”), with such responsibilities, duties and authority as are consistent with the position of President and Chief Executive Officer or as may otherwise from time to time be agreed to by Executive and the Board. Executive will not receive any additional compensation for his service on the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates) and shall not engage in outside business activities without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs and (ii) participate in trade associations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s duties and responsibilities hereunder. Executive agrees that Executive shall not accept a position as a member of the board of directors of any other company or organization without first obtaining written consent of the Board. Executive further agrees to observe and comply in all material respects with the rules and policies of the Company as adopted by the Company from time to time and applicable to Valaris’ executive officers and directors generally, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive, including but not limited to the Company’s Corporate Governance Policy and Code of Conduct (each, a “Policy”).
(c)Indemnification. During and after the Term, Executive shall be entitled to the indemnification, expense advancement and related rights set forth in any Indemnification Agreement previously entered into between Executive and Valaris, provided that any such indemnification shall be subject to any applicable law restricting such indemnities, from time to time in force. In addition, the Company will procure and maintain director’s and officer’s liability insurance which includes Executive as a named or additional insured with coverage no less favorable than provided to other executive officers and directors of Valaris.
2.Compensation and Related Matters. During the Term, Executive will be entitled to the following:
(a)Base Salary. Executive’s initial base salary shall be $950,000 per annum (the “Base Salary”). The Employer shall pay the Base Salary in accordance with its customary payroll practices, and the Base Salary shall be pro-rated for any partial year of employment hereunder. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be

adjusted from time to time by the Compensation Committee or the Board, provided, however, that the Base Salary may not be reduced without Executive’s express consent.
(b)Annual Bonus. Executive shall be eligible to participate in an annual short-term incentive bonus plan that is similar in all material respects to that applicable to other executive officers of Valaris. Commencing January 1, 2022, Executive’s annual incentive compensation under such incentive program (“Annual Bonus”) shall be targeted at 115% of Executive’s Base Salary (the “Target Annual Bonus”), with the expectation that the bonus will scale upward and downward based on actual performance, as determined by the Board or the Compensation Committee and dependent on performance goals that are established by the Board or the Compensation Committee annually. The actual amount of any Annual Bonus that will be paid to Executive each year, if any, will be calculated based on the level of achievement of the performance goals established by the Company under the incentive program for the year in question and the terms of the incentive program. Executive’s target annual bonus for 2021 shall remain at a target of 110% of an annualized $855,000 base salary level, which will be earned under Valaris’ second half 2021 bonus program and will be pro-rated for his period of employment during the 2021 fiscal year. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4 below.
(c)Long-Term Incentives. Executive shall be eligible to participate in and will receive awards under Valaris’ long-term incentive award plans and programs as in effect from time to time at a level and on terms commensurate with his position as President and Chief Executive Officer of the Company (the “LTIP Awards”). The LTIP Awards shall be granted subject to the terms and conditions of the applicable plans and individual award agreements to be entered into between Valaris and Executive.
(d)Benefits. Executive shall be eligible to participate in the employee benefit plans, programs and arrangements offered by the Company to similarly situated employees (including medical, dental and defined contribution retirement plans).
(e)Vacation. Executive shall be entitled to 4 weeks of paid vacation in addition to usual locally-recognized public holidays. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.
(f)Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, which shall not be less favorable than the expense reimbursement policy applicable to other executive officers of Valaris.
(g)Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy unless Executive elects to acquire such policy upon Termination. To the extent permitted under the terms of the applicable policy, Executive shall have the right to acquire any Key Person Insurance acquired by the

Company upon Termination by providing notice to the Company and paying any required premiums, in which case Company shall reasonably cooperate with Executive in effecting the transfer. In the event the Key Man Insurance is not transferrable, to the extent permitted under the terms of such policy, Executive shall have the right to designate the beneficiary of such policy by giving notice to the Company
3.Termination. Executive’s employment hereunder may be terminated by the Employer upon approval of the Board, or by Executive, as applicable, prior to expiration of the Term, without any breach of this Agreement under the following circumstances:
(a)Circumstances.
(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(ii) Disability. If Executive has incurred a Disability, as defined in Section 11.(c) below, the Employer may terminate Executive’s employment.
(iii) Termination for Cause. The Employer may terminate Executive’s employment for Cause, as defined in Section 11.(a) below.
(iv) Termination without Cause. The Employer may terminate Executive’s employment without Cause.
(v) Resignation for Good Reason. Executive may resign and terminate Executive’s employment with the Employer for Good Reason, as defined in Section 11.(d) below.
(vi) Resignation Without Good Reason. Executive may resign Executive’s employment with the Employer for any reason other than Good Reason or for no reason.
(b)Notice of Termination. Any termination of Executive’s employment by the Employer or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive in a resignation without Good Reason or by Company in a termination without Cause, shall be at least 60 days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Employer, the Employer may, in its sole discretion, elect to instruct Executive to cease all duties for Company and pay him for any part of the 60-day Notice period. A Notice of Termination for Cause submitted by the Employer may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Employer in its sole discretion. The failure by the Employer or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.
(c)Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive pursuant to this Agreement the sum of: (i) all earned but unpaid Base Salary through the Date of Termination prorated for any partial period of employment, payable in accordance with the Employer’s customary payroll practices and the requirements of applicable law; (ii) any benefits to which Executive has a vested entitlement as of the date of termination, payable in accordance with the terms of any applicable benefit plan or as otherwise required by law; (iii) any accrued but unused vacation, payable in a lump sum with Executive’s final pay check or as otherwise required by law; and (iv) payment of any approved but not yet reimbursed business expenses incurred prior to the Date of Termination, payable in accordance with applicable policies of the Company. Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Employer for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3.(c) or Section 4, as applicable.
(d)Deemed Resignations. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from the Board and all offices and directorships, if any, then held with the Company or its affiliates. Executive agrees that Executive will execute any resignation letters or other instruments reasonably requested by the Company in connection with the foregoing and he hereby irrevocably appoints the Company to be his attorney to execute any documents and do any things and generally to use his name for the purpose of giving the Company or its nominee the full benefit of this clause.
4.Severance Payments.
(a)Termination for Cause, Death, Disability or Resignation Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3.(a)(i) or Disability pursuant to Section 3.(a)(ii), pursuant to Section 3.(a)(iii) for Cause, or pursuant to Section 3.(a)(vi) for Executive’s resignation without Good Reason, then Executive shall not be entitled to any payments or benefits, except as provided in Section 3.(c); however, if Executive’s employment is terminated due to death pursuant to Section 3.(a)(i) or Disability pursuant to Section 3.(a)(ii), Executive or Executive’s estate as applicable shall also be entitled to payment of a lump sum equal to a pro-rated portion (based on the number of days Executive was employed by the Employer during the year in which the Date of Termination occurs) of Executive’s Target Annual Bonus for the year during which the termination of employment occurs.
(b)Termination without Cause or Resignation for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3.(a)(iv) or pursuant to Section 3.(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing within the period of time set forth therein, and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (as amended to reflect any changes in applicable law) (the “Release”), and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3.(c), the following:
(i)an amount in cash, payable in a lump sum promptly and in all events within 30 days following the date on which the Release becomes effective and irrevocable (or if the period in which such Release may become effective and irrevocable spans two calendar years, in the later calendar year), equal to 2.00 multiplied by the sum of (A) Executive’s Base Salary plus (ii) Executive’s Target Annual Bonus for the year during which the termination of employment occurs;
(ii)an amount in cash, payable by the Employer in a lump sum promptly and in all events within 30 days following the date on which the Release becomes effective and irrevocable (or if the period in which such Release could become effective and irrevocable spans two calendar years, in the later calendar year), equal to a pro-rated portion (based on the number of days Executive was employed by the Employer during the year in which the Date of Termination occurs) of Executive’s Target Annual Bonus for the year during which the termination of employment occurs; provided, however, that the foregoing shall not prevent Executive from receiving any bonus previously earned for any performance period completed prior to termination;
(iii) subject to Executive’s timely election of continuation coverage under COBRA or other applicable law, the Employer shall maintain continued group health plan coverage following the Date of Termination under any of the Company’s medical, dental and vision plans that covered Executive immediately before the Date of Termination, for Executive and his eligible dependents, for a period of up to 18 months following the Date of Termination. During this period, Executive shall be responsible for paying any contributions toward the cost of such coverages at active employee rates and the Employer shall (either directly or through reimbursement) subsidize the difference between such rates and any applicable premiums, whether under COBRA or otherwise; provided, that if the continued coverage contemplated hereunder would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or other applicable law, the Employer will provide Executive with a cash payment equal to the employer-portion of any COBRA premiums, inclusive of any taxes thereon, for the remainder of the 18-month period. Following such 18-month period, Executive shall be responsible for the full cost associated with any continued coverage, whether under COBRA, any insurance policy conversion rights or otherwise. The Employer’s obligation to provide subsidized continuation coverage under this Agreement shall immediately terminate if Executive becomes eligible for group medical coverage provided by another employer. Executive shall give prompt notice to the Employer if he becomes eligible for group medical coverage offered by another employer during the 18-month period referenced in this section.
(iv) Executive shall be eligible to receive Company-provided outplacement services for up to 12 months following the Date of Termination.
(v)The Employer, as determined in its sole discretion, shall reimburse Executive for any legal fees actually incurred by or on behalf of Executive in connection with the execution of the Release up to a maximum amount of $10,000.
(c) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 10 and Section 12 will survive the termination of Executive’s employment pursuant to Section 3.
5.Parachute Payments.
(a)Notwithstanding any contrary provision in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”)), and the amounts that would otherwise be paid to Executive under this Agreement together with any other payments or benefits that Executive has a right to receive from the Company and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treas. Reg. §1.280G-l (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (i) reduced (but not below zero) so that the aggregate present value of such Payments shall be $1.00 less than three times Executive’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments shall be subject to the excise tax imposed by Section 4999 (the “Excise Tax”); or (ii) paid in full, whichever produces the better net after-tax result for Executive (taking into account any applicable Excise Tax and any applicable federal, state and local income and employment taxes).
(b)The reduction of Payments, if applicable, shall be made by reducing, first, severance amounts to be paid in cash hereunder in the order in which such payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and second, by reducing any other cash payments that would be payable to Executive outside of this Agreement which are valued in full for purposes of Code Section 280G in a similar order (last to first), any third, by reducing any equity acceleration hereunder of awards which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and finally, by reducing any other Payment in a similar order (last to first). Notwithstanding the foregoing, all such reductions shall be made in a manner that complies with Section 409A to the extent determined appropriate by the Board.
(c)All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax, (i) no portion of the Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.
6.Non-Solicitation; Unfair Competition; and Non-Disparagement. Executive acknowledges that the Company has provided, and during the Term the Company will provide, Executive with Confidential Information (as defined below). Ancillary to the rights provided to Executive in this Agreement, Executive’s continued employment with the Company during the Term (subject to earlier termination as provided herein), the Company’s provision of Confidential Information, Executive’s agreements regarding the use of same, and in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect their business and Executive’s right to pursue employment:

(a)Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant, independent contractor, or otherwise) that is primarily engaged in the business of providing contracted offshore drilling rigs in any country (or its territorial waters) in which the Company (i) has offices, establishes offices or has definitive plans to locate an office, or (ii) has provided offshore oil and gas drilling services in the 24 preceding months and in each case which competes with those parts of the business of the Company with which Executive was involved to a material extent or for which he was responsible during the preceding 12 months. Nothing herein shall prohibit Executive from being a passive owner of less than 5% of the outstanding equity interest of any entity, so long as Executive has no active participation in the business of such entity.

(b)Executive shall not, at any time during the Restriction Period, directly or indirectly, solicit, divert or take away from the Company, business opportunities with any Customer.

(c)Executive shall not, at any time during the Restriction Period, directly or indirectly, divert or take away any acquisition or other business opportunity that the Company is pursuing or with respect to which the Company has expended material efforts to identify or pursue.

(d)Executive shall not, at any time during the Restriction Period, directly or indirectly, contact or solicit, for the purpose of hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination.

(e)Executive shall not, at any time during the Restriction Period, directly or indirectly, induce or otherwise encourage any employee of the Company to leave the employment of the Company.

(f)Executive shall not, at any time during the Restriction Period, directly or indirectly, induce any supplier, distributor, representative or agent of the Company to terminate or adversely modify its relationship with the Company and with whom or which Executive, or any person who reported directly to him, had material dealings during the 12-month period immediately preceding the Date of Termination.

(g)Executive shall not, at any time during and after the Term, disparage the Company in any way that could adversely affect the goodwill, reputation or business relationships of the Company with the public generally, or with its customers, suppliers or employees. The Company shall instruct its directors and executive officers not to disparage the Executive in any way that could adversely affect the Executive’s goodwill, reputation or business relationships. Notwithstanding the foregoing, no party shall be restricted by this provision from (i) responding truthfully to inquiries by law enforcement officials and governmental agencies or otherwise as required by law or (ii) providing truthful statements to correct or clarify disparaging comments.

(h)In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(i)As used in this Section 6, (i) the term “Company” shall include Valaris and its current and future affiliates (ii) the term “Restriction Period” shall mean the period beginning on the Effective Date, and ending on the date 24 months following the Date of Termination, and (iii) the word “Customer” shall include any person, firm, company or entity who or which at any time during the 12 months prior to the Date of Termination (A) was provided with goods or services by the Company; or (B) was in the habit of dealing with the Company, other than in a de minimis way; and in each case with whom or which Executive, or any person who reported directly to him, had material dealings at any time during the 12 months prior to the Date of Termination.

7.Nondisclosure of Proprietary Information.

(a)Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7.(c), (d), (e), or (f) Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, litigation or investigations, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include (i) any information legally acquired by or otherwise becoming known to Executive from or through any party other that the Company or its affiliates (which party Executive reasonably believes is not bound by any confidentiality obligation to the Company), or (ii) information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7.(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 7.(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)Upon termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes. In addition, upon termination of Executive’s employment for any reason, Executive shall return to the Company all property of the Company provided to Executive by the Company, or otherwise in the custody, possession or control of Executive (including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. Following termination of employment, Executive will not retain any copies of the Company’s property, including any copies existing in electronic form, which are in Executive’s possession or control.

(c)Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7.(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s calendar, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

(e)Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of any law or regulation (including the right to receive an award for information provided to any such government agencies).

(f)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties hereto have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties hereto also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing their rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 will cause irreparable damage to Company and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

10.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company plans or policies, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.Certain Definitions.

(a)Cause. “Cause” for termination by the Company of Executive’s employment mean:

(i)the willful and continued failure of Executive to perform substantially Executive’s duties and obligations (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties and, if such breach is capable of cure, Executive fails to cure same within thirty (30) days after receiving such demand;

(ii)gross misconduct by Executive;

(iii) the willful and material breach by Executive of any Policies, including the Valaris Code of Conduct, which, if such breach is capable of cure, remains uncured thirty (30) days following Executive’s receipt of notice of same; or

(iv) the conviction of Executive by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a crime punishable by imprisonment.

(b)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3.(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3.(b), whichever is earlier.

(c)Disability. “Disability” shall occur upon Executive becoming eligible for disability benefits under the Employer’s long-term disability plan, or, if earlier, upon Executive becoming eligible for Social Security disability benefits.

(d)Good Reason. “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent:

(i)a reduction in Executive’ Base Salary or Target Annual Bonus;
(ii)a material diminution in Executive’s authority, duties or responsibilities;

(iii) Valaris’ removal of Executive from the Board or failure to nominate Executive to the Board (other than in connection with a termination by the Company for Cause, or a result of death or Disability, and it being understood that a failure of Valaris’ shareholders to re-elect Executive to the Board will not constitute Good Reason hereunder);

(iv) a relocation of Executive’s primary place of employment to a location that increases Executive’s normal commute by more than 35 miles; or

(v) any other action or inaction that constitutes a material breach by the Company of its obligations under this Agreement or any other agreement between the Company and Executive;

provided, however, that Executive may not resign his employment for Good Reason unless: (y) Executive shall provide notice to the Board of the event alleged to constitute Good Reason within 90 days of Executive’s discovery of the occurrence of such event, and (z) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. If the Company does not cure the circumstance giving rise to Good Reason, Executive must terminate his employment with the Company within 30 days following the end of the 30-day cure period described in clause (z) above in order for his termination to be considered a termination for Good Reason.
12.Miscellaneous Provisions.

(a)Governing Law; Jurisdiction. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of Texas without reference to the principles of conflicts of law of Texas. Any suit or proceeding arising under this Agreement shall be brought solely in a federal or state court sitting in the State of Texas, except for any suit or proceeding seeking an equitable remedy hereunder, which may be brought in any court of competent jurisdiction. By Executive’s execution hereof, Executive hereby consents and irrevocably submits to the jurisdiction of the federal and state courts having general jurisdiction over the State of Texas, and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon Executive personally, by certified mail, return receipt requested, or by courier service, with the same full force and effect as if personally served upon Executive in the county in which Executive is employed. Each of the parties waives any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of jurisdiction with respect thereto.

(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement or any other compensation arrangement of the Company or its affiliates shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or any other compensation arrangement of the Company or its affiliates.

(d)Cooperation. Executive agrees at the Company’s sole expense to make himself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, the transition of duties and any litigation or investigation arising from events that occurred during Executive’s employment with or engagement by the Company (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate thereof, including preparing to provide testimony if so requested by the Company. Nothing contained herein shall require Executive to waive any applicable privilege or immunity.

(e)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)If to the Company, the General Counsel at its headquarters,

(ii)If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(f)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or .pdf shall be deemed effective for all purposes.

(g)Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(h)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(i)Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)Legal Fees. The Employer shall reimburse Executive for up to a maximum of $20,000 in legal fees actually incurred by or on behalf of Executive in connection with the negotiation and execution of this Agreement. If it shall be necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with enforcement of Executive’s rights under this Agreement, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may be) Executive’s reasonable attorneys’ fees and cost and expenses incurred in connection with enforcement of his rights (including the enforcement of any arbitration award in court), if the action relates to Executive’s employment with the Company and if a final decision in connection with at least one material issue of the litigation (or arbitration) is issued in Executive’s favor by an arbitrator or a court of competent jurisdiction.

(k)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold whether in the US or any other relevant jurisdiction. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. In addition, Executive shall cooperate with the Company following any termination of Executive’s employment for any reason in satisfaction of the Company’s and Executive’s relative tax obligations hereunder and, if applicable, under the Company’s Expatriate Assignment Policy.

(m)Section 409A.

(i)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is determined by the Company in good faith at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent any portion of the benefits to which Executive is entitled under this Agreement upon such Separation from Service constitute a “deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements, Legal Fees. To the extent that any reimbursements or payment of legal fees under this Agreement are subject to Section 409A, any such reimbursements or payment payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense or payment was incurred; provided, that Executive submits Executive’s reimbursement or payment request, as the case may be, promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or payment under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(n)Data Protection. Executive acknowledges that the Company will from time to time process data that relates to him for the purposes of the administration and management of its employees and its business, for compliance with applicable procedures, laws and regulations, and for other legitimate purposes. Executive has a duty to comply with the

Company’s data protection policy at all times and to keep all personal information that he has access to as part of his employment secure. Executive must notify the Board or such other person stipulated by the Company immediately on becoming aware of a data security breach. Failure to do so may lead to disciplinary action up to and including termination for Cause.

13.Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

The Parties have executed this Agreement as of the Effective Date set forth above.

Valaris Limited By: /s/ Elizabeth Leykum_______________ Name: Elizabeth Leykum Title: Chair of the Board
Ensco Corporate Resources LLC By: /s/ Darin Gibbins___________________ Name: Darin Gibbins Title: Vice President
Anton Dibowitz /s/ Anton Dibowitz___________________

[Signature Page to Employment Agreement]

Exhibit A
Form of Separation and Release Agreement

This Release Agreement (this “Release Agreement”) is entered into as of the date set forth below by Anton Dibowitz, an individual (“Employee”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to such terms in the Employment Agreement (the “Employment Agreement”) between the Employee, Ensco Corporate Resources LLC, and Valaris Limited, a Bermuda exempted company (together with its subsidiaries, the “Company”).

WHEREAS, Employee has been employed by the Company as its President and Chief Executive Officer;

WHEREAS, Employee’s employment with the Company will terminate effective as of [__________] (the “Termination Date”);

WHEREAS, Employee is eligible to receive the severance payments and benefits set forth on Appendix A attached hereto (the “Severance Benefits”) in accordance with and subject to the terms of the Employment Agreement; and

WHEREAS, Employee’s receipt of the Severance Benefits is subject to Employee’s execution and non-revocation of a release of claims, and the Company and Employee desire to enter into this Release Agreement upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay the Severance Benefits (conditioned upon this Release Agreement), Employee and the Company agree as follows:

1.            Release. Employee, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of the Company’s obligations to him and covenants not to sue and fully releases and discharges the Company and each of its direct and indirect parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees.” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees arising out of or in any way connected with Employee’s service as an officer, director, employee, member or manager of any Releasee or Employee’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to any obligation of the Company to Employee pursuant to or with respect to any of the
A-1

following: (1) any right to indemnification that Employee may have pursuant to the Company’s Bylaws or the Company’s corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Employee may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (2) any rights that Employee may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (3) any rights to continued group health plan coverage that Employee may have under COBRA; or (4) any rights to payment of benefits that Employee may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Employee acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.            Acknowledgment of Payment of Wages and Offset. Employee acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of this Release Agreement. The Severance Benefits shall, however, be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Employee and shall, to the extent permitted by applicable law, be reduced by the amount of any (i) severance pay or acceleration of benefits under any other agreement with, or plan, program, or policy of, the Company (if any) and (ii) other payments that the Company may otherwise be compelled to pay to Employee under applicable law (other than amounts owed for his regular and usual salary including, but not limited to, any bonus or other wages, and usual benefits through the Termination Date).

3.            ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Release Agreement, Employee is waiving any and all rights or Claims that he may have arising under ADEA and the Older Worker Benefits Protection Act (“OWBPA”), which have arisen on or before the date of execution of this Release Agreement. Employee further expressly acknowledges and agrees that:

(A)            Employee is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

(B)            Employee has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

(C)            Employee was given a copy of this Release Agreement on [__________] and informed that he had [forty-five (45) / twenty-one (21)] days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such [45 / 21]-day period, he should execute the Endorsement attached hereto;

(D)            Employee was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Employee exercises his right of revocation, neither the Company nor Employee will have any obligations under this Release Agreement;

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(E)            Nothing in this Release Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA or the OWBPA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4.            No Transferred Claims. Employee warrants and represents that the Employee has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5.            Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.             Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

7.             Governing Law. THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF TEXAS, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

8.             Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

9.             Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

10.           Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or
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restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.    Restrictive Covenants. The Employee acknowledges and agrees that he shall continue to be obligated to comply with the terms of any restrictive covenant, intellectual property, or confidentiality agreement that Employee executed in connection with Employee’s employment with the Company, including Sections 6, 7 and 8 of the Employment Agreement.

12.    Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

13.    Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Employee acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

14.            Entire Agreement. The Employment Agreement and this Release Agreement set forth the entire agreement of the parties and fully supersede and replace any and all prior agreements, promises, representations, or understandings, written or oral, between the Company and Employee that relate to the subject matter hereof. This Release Agreement may be amended or modified only by a written instrument identified as an amendment hereto that is executed by both parties.

This Release Agreement may not be executed prior to the Termination Date. The undersigned has read and understands the consequences of this Release Agreement and voluntarily signs it. The undersigned declares under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.

EXECUTED this _____ day of __________________, 20___, at ___________________.

“Employee”

____________________________________
Anton Dibowitz

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ENDORSEMENT

I, [_______________], hereby acknowledge that I was given [45/21] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [45/21]-day period.

I declare under penalty of perjury under the laws of the United States and the State of Texas that the foregoing is true and correct.

EXECUTED this _____ day of __________________, 20___, at ___________________.

Anton Dibowitz

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Appendix A
Severance Benefits

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